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                                                                      Exhibit 21


                 List of Subsidiaries of Allegro New Media, Inc.


Name                                           Jurisdiction of Incorporation
----                                           -----------------------------

Serif Inc.                                              Delaware
Serif (Europe) Limited                                  England
SPC Acquisition Corporation                             Delaware